Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Aaron Abramovitz
404-506-0780
apabramo@southernco.com
February 21, 2018

Southern Company reports fourth-quarter and full-year 2017 earnings

ATLANTA - Southern Company today reported fourth-quarter 2017 earnings of $496 million, or 49 cents per share, compared with earnings of $197 million, or 20 cents per share, in the fourth quarter of 2016. Southern Company also reported full-year 2017 earnings of $842 million, or 84 cents per share, compared with earnings of $2.45 billion, or $2.57 per share, in 2016.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $509 million, or 51 cents per share, during the fourth quarter of 2017, compared with $295 million, or 30 cents per share, during the fourth quarter of 2016. For the full-year 2017, excluding these items, Southern Company earned $3.02 billion, or $3.02 per share, compared with earnings of $2.76 billion, or $2.90 per share, in 2016.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income - Excluding Items (in millions)	2017	2016	2017	2016
Net Income - As Reported	$496	$197	$842	$2,448
Estimated Loss on Kemper IGCC	211	206	3,366	428
Tax Impact	(25)	(79)	(975)	(164)
Loss on Plant Scherer Unit 3	-	-	33	-
Tax Impact	-	-	(13)	-
Acquisition and Integration Costs	16	12	35	120
Tax Impact	10	(4)	12	(38)
Wholesale Gas Services	105	(15)	57	4
Tax Impact	(20)	4	-	(4)
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension	-	(22)	(47)	(29)
Tax Impact	-	(4)	(9)	(5)
Tax Reform	(284)	-	(284)	-
Net Income - Excluding Items	$509	$295	$3,017	$2,760
Average Shares Outstanding - (in millions)	1,007	986	1,000	951
Basic Earnings Per Share - Excluding Items	$0.51	$0.30	$3.02	$2.90
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings for the fourth quarter and full year 2017 were positively influenced by retail revenue effects and lower operations and maintenance costs at Southern Company’s traditional electric operating companies, and results from Southern Company Gas, partially offset by increased share issuances. Full year 2017 earnings were further negatively influenced by milder weather and lower customer usage.

“2017 was an eventful year for Southern Company, highlighted by the continued operational excellence of our premier state-regulated electric and gas utilities,” said Chairman, President and CEO Thomas A. Fanning. “We experienced a banner year for electric generation, transmission and distribution, including timely responses to catastrophic weather events in our service footprint. In addition, during its first full year as a part of Southern Company, Southern Company Gas continued to deliver as expected in support of our customer-focused business model.”

Fourth quarter 2017 operating revenues were $5.63 billion, compared with $5.18 billion for the fourth quarter of 2016, an increase of 8.6 percent. Operating revenues for the full year 2017 were $23.03 billion, compared with $19.90 billion in 2016, a 15.8 percent increase. Southern Company Gas accounted for $2.27 billion of the increase in operating revenues for the full year 2017.

Southern Company’s fourth quarter earnings slides with supplemental financial information, including its earnings guidance for 2018, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 46,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million electric and gas utility customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric utilities in four states, natural gas distribution utilities in seven states, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity by DiversityInc, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a Top Employer for Hispanics by Hispanic Network. The company has earned a National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development. Visit our website at www.southerncompany.com.

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